Exhibit 99.1
San Juan Basin Royalty Trust
News Release
Compass Bank, Trustee
2525 Ridgmar Boulevard, Suite 100
Fort Worth, Texas 76116
San Juan Basin Royalty Trust Declares Monthly Cash Distribution and Announces 2008 Capital Plan
     FORT WORTH, Texas, February 19, 2008 — Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its units of beneficial interest of $10,997,663.61 or $0.235957 per unit, based principally upon production during the month of December 2007. The distribution is payable March 14, 2008, to unit holders of record as of February 29, 2008.
     Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 2,902,222 Mcf (3,146,839 MMBtu). Dividing revenues by production volume yielded an average gas price for December 2007 of $7.11 per Mcf ($6.56 per MMBtu) as compared to $6.94 per Mcf ($6.39 per MMBtu) for November 2007. The average gas price may vary significantly from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $1,516,767. Lease operating expenses were $2,764,158 and taxes were $1,979,599.
     The Trustee also announced the capital project plan for 2008 as delivered to it by Burlington Resources Oil & Gas Company LP (“Burlington”). Capital expenditures for 2008 for properties subject to the Trust’s royalty interest are estimated to be $18.3 million. Approximately 35% of the planned expenditures will be on Fruitland Coal formation projects with the remainder to be spent on conventional projects. In addition, Burlington estimates that during 2008 it will incur capital expenses in the amount of approximately $5 million attributable to the capital budgets for 2007 and prior years.
     The principal asset of the Trust is a 75% net overriding royalty interest carved out of certain oil and gas leasehold and royalty interests in properties now owned by Burlington (the “Underlying Properties”) located in the San Juan Basin and more particularly in San Juan, Rio Arriba and Sandoval counties of northwestern New Mexico. Burlington is the operator of the majority of the Underlying Properties.
     Burlington’s announced 2008 plan for the Underlying Properties includes 361 projects at an aggregate cost of $18.3 million. Approximately $14.8 million of that budget is allocable to 70 new wells, including 37 wells scheduled to be dually completed in the Mesaverde and Dakota formations at an aggregate projected cost of approximately $7 million, and four wells to be completed to the Dakota formation at an aggregate cost of approximately $1.7 million. Burlington indicates that 16 of the new wells, at an aggregate cost of approximately $5.5 million, are projected to by drilled to formations producing coal seam gas. Burlington reports that based on its actual capital requirements, the pace of regulatory approvals, the mix of projects and swings in the price of natural gas, the actual capital expenditures for 2008 could range from $15 million to $50 million. Burlington also mentioned that the possible implementation of new rules restricting the use of open reserve pits could reduce the number of projects due to increased compliance costs. Of the $5 million attributable to the budgets for prior years, approximately $2 million is allocable to new wells to be operated by Burlington; $1 million is allocable to new wells operated by others; and the $2 million balance will be applied to miscellaneous capital projects such as workovers and operated facility projects.
     Capital expenditures of approximately $10.6 million for 2007 budgeted projects were included in calculating royalty income paid to the Trust in calendar year 2007. The $10.6 million covered 618 projects, including the drilling of 79 new wells operated by Burlington and 1 new well operated by a third party. New drilling activity was at an aggregate cost of approximately $7.8 million. The balance of the expenditures was attributable to the workover of existing wells and the maintenance and improvement of production facilities.
     The aggregate capital expenditures reported by Burlington in calculating royalty income for 2007 include approximately $16.8 million attributable to the capital budgets for prior years. This occurs because capital expenditures are deducted in calculating royalty income in the month they are accrued, and projects within a given year’s budget may extend into subsequent years. Further, Burlington’s accounting period for capital expenditures runs through November 30 of each calendar year, such that capital expenditures incurred in December of each year are actually accounted for as part of the following year’s capital expenditures. Also, for wells not operated by Burlington, Burlington’s share of capital expenditures may not actually be paid by it until the year or years after those expenses were incurred by the operator.
     Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.

Contact:	San Juan Basin Royalty Trust
Compass Bank
Lee Ann Anderson, Vice President & Senior Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Fax: (817) 735-0936
Website: www.sjbrt.com
e-mail: sjt@compassbank.com